CERTIFICATE OF DESIGNATION OF RIGHTS, PREFERENCES
AND LIMITATIONS OF SERIES B CONVERTIBLE PREFERRED STOCK OF

POWER EFFICIENCY CORPORATION

Acting pursuant to Sections 151(a) and (g) of the Delaware General Corporation Law, the undersigned, Steven Z. Strasser, the duly elected and acting Chief Executive Officer of Power Efficiency Corporation (the “Company”) hereby certifies that the Board of Directors of the Company (the “Board”) duly approved the following Certificate of Designation of Series B Convertible Preferred Stock of the Company on October 22, 2007, and that the Certificate of Incorporation, as amended (the “Certificate of Incorporation”), of the Company expressly authorizes the Board to so designate and issue one or more series of preferred stock, par value $.0001 per share, of the Company (the “Preferred Stock”). The designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof in respect of the Series B Convertible Preferred Stock are as described in the following resolution, duly adopted by the Board of Directors of the Company.

WHEREAS, the Certificate of Incorporation of the Company authorizes a class (or classes) of up to ten million (10,000,000) shares of Preferred Stock, and provides that such Preferred Stock may be issued from time to time in one or more series and vests authority in the Board of Directors to fix or alter the rights, preferences, privileges, restrictions and other matters granted to or imposed upon any wholly unissued series of the Preferred Stock;

WHEREAS, it is the desire of the Board of Directors to fix and determine the rights, preferences, privileges, restrictions and other matters relating to one hundred forty thousand (140,000) shares of Series B Convertible Preferred Stock of the Company (“Series B Stock”).

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby fix and determine the rights, preferences, privileges, restrictions and other matters relating to the Series B Stock:

A. Authorized Number. One hundred forty thousand (140,000) of the authorized shares of Preferred Stock are hereby designated “Series B Convertible Preferred Stock” (“Series B Stock”), having a “Stated Value” of Fifty Dollars and No Cents ($50.00) per share.

B. Designation. The rights, preferences, privileges, restrictions and other matters relating to Series B Stock are as follows:

1. Dividend Rights. Holders of Series B Stock shall be entitled to receive, and the Corporation shall pay, cumulative dividends at the rate per share (as a percentage of the Stated Value) of 8% of the Stated Value per annum, payable annually on November 1, beginning on November 1, 2008 and on each Conversion Date (as defined below), only with respect to Preferred Stock being converted (each such date, a “Dividend Payment Date”) (if any Dividend Payment Date is not a Trading Day, the applicable payment shall be due on the next succeeding Trading Day), in cash or duly authorized, validly issued, fully paid and non-assessable shares of Common Stock, or a combination thereof (the amount to be paid in shares of Common Stock, the “Dividend Share Amount”). The form of dividend payments shall be determined by the Company, in its sole discretion, with the value of each share of Common Stock payable as a dividend based on the closing price of the Common Stock on the trading day immediately prior to the Dividend Payment Date. Dividends on the Series B Stock shall be calculated on the basis of a 360-day year, consisting of twelve 30 calendar day periods, shall accrue daily commencing on the date such Series B Stock is issued, and shall be deemed to accrue from such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. Except as otherwise provided herein, if at any time the Corporation pays dividends partially in cash and partially in shares, then such payment shall be distributed ratably among the holders of Series B Stock based upon the number of shares of Series B Stock held by each holder on such Dividend Payment Date.

2.  Voting Rights. Except as otherwise required by law, the Series B Stock shall vote with the shares of Common Stock on an as converted basis from time to time, and not as a separate class, at any annual or special meeting of stockholders of the Company, and may act by written consent in the same manner as holders of shares of Common Stock upon the following basis: each holder of shares of Series B Stock shall be entitled to such number of votes as shall be equal to the whole number of shares of Common Stock into which such holder’s aggregate number of shares of Series B Stock are convertible (pursuant to Section 5 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent. In addition, the Company shall not, without the prior approval of the holders of at least a majority of the then issued and outstanding shares of Series B Stock, voting as a separate class:

(a) issue or create any series or class of equity securities with rights superior to the Series B Stock or increase the rights or preferences of any series or class of equity securities having rights or preferences that are junior to the Series B Stock so as to make the rights or preferences of such series or class senior to the Series B Stock; or

(b) amend, alter, or repeal the preferences, special rights, or other powers of the Series B Stock so as to adversely effect the holders of the Series B Stock.

3.  Liquidation Rights.

(a) Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any other stock of the Company, the holders of Series B Stock shall be entitled to be paid out of the assets of the Company, pari passu with any other series of preferred stock equal to the Series B Stock, an amount per share of Series B Stock equal to the Stated Value (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares), plus all accrued but unpaid dividends (whether declared or not) on such shares of Series B Stock for each share of Series B Stock held by them.

(b) After the payment of the full liquidation preference of the Series B Stock as set forth in Section 3(a) above, the remaining assets of the Company legally available for distribution, if any, shall be distributed ratably to the holders of any preferred stock junior to the Series B Stock, if any, and then to the holders of Common Stock in an amount equal to the amount that would have been distributed to the holders of Series B Stock pursuant to Section 3(a) hereof had the holders of Series B Stock converted all Series B Stock into Common Stock prior to the distribution date and then to the holders of Common Stock and Series B Stock, on an as converted basis.

(c) The following events shall be considered “liquidation” for purposes of this Section 3:

(i) any consolidation, merger, reorganization, recapitalization or sale in one or more related transactions of the Company with or into any other corporation or other entity or person, or any other corporate reorganization or sale of securities of the Company, in which the stockholders of the Company immediately prior to such consolidation, merger, reorganization or sale, own less than fifty percent (50%) of the Company’s voting power immediately after such consolidation, merger, reorganization or sale, or any transaction or series of related transactions in which in excess of fifty percent (50%) of the Company’s voting power is transferred (an “Acquisition”); or

(ii) a sale, lease or other disposition of all or substantially all of the assets of the Company (an “Asset Transfer”).

(d) If, upon any liquidation, distribution, or winding up, the assets of the Company shall be insufficient to make payment in full to all holders of Series B Stock of the liquidation preferences set forth in Section 3(a), then such assets shall be distributed among the holders of Series B Stock and any holders of any other preferred stock equal to the Series B Stock at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

4.  Redemption. There shall be no obligation on the part of the Company to redeem any shares of Series B Stock nor on the part of any holder thereof to submit any such shares for redemption.

5.  Conversion Rights; Adjustments.

The holders of Series B Stock shall have the following rights with respect to the conversion of Series B Stock into shares of Common Stock (the “Conversion Rights”):

(a) Optional Conversion.  Subject to and in compliance with the provisions of this Section 5, any shares of Series B Stock may, at the option of the holder, be converted at any time into fully-paid and non-assessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series B Stock shall be entitled upon conversion shall be the product obtained by multiplying the Series B Stock Conversion Rate (as defined below) then in effect by the number of shares of Series B Stock being converted.

(b) Mandatory Conversion. In the event the average closing price of the Common Stock for any ten day period equals or exceeds $1.00 per share, each share of Series B Stock shall automatically be converted into shares of Common Stock, based on the then effective Series B Stock Conversion Price (as defined below), on the trading day immediately following such ten day period. Upon such automatic conversion, any accrued but unpaid dividends shall be paid in accordance with the provisions of Section 1 hereof. Upon such automatic conversion, the outstanding shares of Series B Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series B Stock are either delivered to the Company or its transfer agent, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates.

(c) Conversion Rate.  The conversion rate in effect at any time for conversion of the Series B Stock (the “Series B Stock Conversion Rate”) shall be the quotient obtained by dividing the Stated Value by the Series B Stock Conversion Price (as defined below).

(d) Conversion Price. The conversion price for Series B Stock (the “Series B Stock Conversion Price”) shall initially be No Dollars and Fifty Cents ($0.50) per share. Such initial Series B Stock Conversion Price shall be adjusted from time to time in accordance with this Section 5. All references to Series B Stock Conversion Price herein shall mean the Series B Stock Conversion Price as so adjusted.

(e) Fractional Shares.  No fractional shares of Common Stock shall be issued upon conversion of Series B Stock. In lieu thereof, any fractional shares to which any holder of Series B Stock is entitled shall be rounded up or down to the nearest whole share.

(f) Reservation of Stock Issuable Upon Conversion.  The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series B Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series B Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series B Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(g) Notices.  Any notice required by the provisions of this Section 5 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

(h) Mechanics of Conversion. Each holder of Series B Stock who converts the same into shares of Common Stock pursuant to this Section 5 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for Series B Stock, and shall give written notice to the Company at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series B Stock being converted. Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay in cash or Common Stock (at the Common Stock’s fair market value determined by the Board as of the date of such conversion), as determined by the Board in its sole discretion, any accrued but unpaid dividends on the shares of Series B Stock being converted. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series B Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date (the “Conversion Date”).

(i) Adjustment for Stock Splits and Combinations. If the Company shall at any time or from time to time after the date that the first share of Series B Stock is issued (the “Series B Original Issue Date”) effect a subdivision of the outstanding Common Stock without a corresponding subdivision of Series B Stock, the Series B Stock Conversion Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if the Company shall at any time or from time to time after the Series B Original Issue Date combine the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of Series B Stock, the Series B Stock Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 5(i) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(j) Adjustment for Common Stock Dividends and Distributions.  If the Company at any time or from time to time after the Series B Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event the Series B Stock Conversion Price that is then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Series B Stock Conversion Price then in effect by a fraction (1) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (2) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series B Stock Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series B Stock Conversion Price shall be adjusted pursuant to this Section 5(j) to reflect the actual payment of such dividend or distribution.

(k) Adjustments for Other Dividends and Distributions. If the Company at any time or from time to time after the Series B Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company other than shares of Common Stock, in each such event provision shall be made so that the holders of Series B Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of other securities of the Company which they would have received had their Series B Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 5 with respect to the rights of the holders of Series B Stock or with respect to such other securities by their terms.

(l) Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Series B Original Issue Date, Common Stock issuable upon the conversion of Series B Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than an Asset Transfer as defined in Section 3(c) or a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 5), in any such event each holder of Series B Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Series B Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

(m) Reorganizations, Mergers, Consolidations or Sales of Assets.  If at any time or from time to time after the Series B Original Issue Date, there is a capital reorganization of Common Stock (other than an Asset Transfer as defined in Section 3(c) or a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 5), as a part of such capital reorganization, provision shall be made so that the holders of Series B Stock shall thereafter be entitled to receive upon conversion of Series B Stock the number of shares of stock or other securities or property of the Company to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of Series B Stock after the capital reorganization to the end that the provisions of this Section 5 (including adjustment of the Series B Stock Conversion Price then in effect and the number of shares issuable upon conversion of the Series B Stock) shall be applicable after that event and be as nearly equivalent as practicable.

(n) Certificate of Adjustment.  In each case of an adjustment or readjustment of the Series B Stock Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of Series B Stock, if Series B Stock is then convertible pursuant to this Section 5, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series B Stock at the holder’s address as shown in the Company’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (1) the consideration received or deemed to be received by the Company for any additional shares of Common Stock issued or sold or deemed to have been issued or sold, (2) the Series B Stock Conversion Price at the time in effect, (3) the number of additional shares of Common Stock and (4) the type and amount, if any, of other property which at the time would be received upon conversion of the Series B Stock.

(o) Notices of Record Date.  Upon (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any acquisition or other capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other corporation, or any Asset Transfer (as defined in Section 3(c)), or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of Series B Stock at least ten (10) days prior to the record date specified therein a notice specifying (1) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (2) the date on which any such acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (3) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up. The failure to give such notice as provided for herein shall not invalidate the action taken.

6.  No Reissuance of Series B Stock. No share or shares of Series B Stock acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued.

7.  No Preemptive Rights.  No stockholders of the Company, including, without limitation, the holders of Series B Stock, shall have preemptive rights.

8. Amendment. The Company shall not, without first obtaining the approval of the holders of not less than a majority of the voting power of the then outstanding Series B Stock amend this Certificate so as to materially and adversely alter or change the powers, rights, preferences or privileges of the Series B Stock.

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IN WITNESS WHEREOF, the Company has caused this Certificate of Designation of Series B Convertible Preferred Stock to be duly executed by its President and attested to by its Secretary on this 23rd day of October, 2007.

By:  Steven Z. Strasser
Chief Executive Officer

By:  John (BJ) Lackland
Secretary